EXHIBIT 10.1

SETTLEMENT AGREEMENT AND GENERAL RELEASE

THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into by and between Hospira Worldwide, Inc. (“Hospira”) and United-Guardian, Inc. (“United-Guardian”), (collectively, “the Parties”).

WHEREAS, certain disagreements have arisen between the Parties regarding Hospira’s supply of Renacidin (the “Product”) to United-Guardian pursuant to the Supply Agreement dated August 21, 2006 (the “Supply Agreement”) to which Hospira and United Guardian are parties (the “Dispute”);

WHEREAS, in order to avoid any further expense or disruption associated with the Dispute, the Parties now wish to settle all disputes, claims, and controversies that may exist between them pursuant to the terms set forth in this Agreement.

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Settlement.  As a settlement payment, Hospira shall pay United-Guardian as described below:

(a) For lost sales in 2012:  Hospira shall pay United-Guardian the total sum of $518,050.00, payable by wire transfer within 15 days after the execution of this Agreement by both Parties and receipt by Hospira of wire instructions and a completed Form W-9 from United-Guardian. The Parties acknowledge that the obligation to pay this amount will be deemed to have accrued as of December 31, 2012.

(b) For lost sales after 2012:  Hospira shall pay United-Guardian the sum of $97,610.00 per month on a pro rata basis beginning January 2013 and ending (i) at such time as Hospira ships marketable Product to United-Guardian, or (ii) January 20, 2014, the date on which the Supply Agreement terminates, whichever is earlier.  The monthly settlement payment shall be prorated for any partial month.

(c) Ramp up period:  After the month in which Hospira begins shipping Product, Hospira shall pay United-Guardian half the monthly settlement payment ($48,805.00) for each of the next two calendar months, and a quarter of the monthly settlement payment ($24,402.50) for the third calendar month; provided, however, that the ramp up payments provided for in this paragraph 1(c) shall be applicable only if Hospira is able to restart production of the Product prior to termination of the Supply Agreement and United-Guardian issues to Hospira firm purchase orders for at least 6 batches of Product.

(d) Any monthly settlement payments due under subparagraphs (b) or (c) of this Paragraph shall be payable within 30 days after the end of the calendar month for which the payment is due.

2. Representation of Intent to Restart.  Hospira represents that it intends to restart production of the Product and acknowledges that United Guardian is relying on such representation in entering into this Agreement.  United Guardian acknowledges, however, that accomplishing the restart is a complex process that is not entirely within Hospira’s control and has not been guaranteed.  The Parties agree, however, that they will both use reasonable, good faith efforts with respect to matters within their control to accomplish restarting production of the Product prior to the termination of the Supply Agreement.

3. General Release.  United-Guardian, on behalf of itself and all parent companies, subsidiaries, affiliates, employees, owners, representatives, agents, successors and assigns, and with full understanding of the contents and legal effect of this Agreement and having the right and opportunity to consult with counsel, releases and discharges Hospira, its shareholders, officers, directors, employees, agents, representatives, insurers, parent companies, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, and assigns from any and all claims, actions, causes of action, suits, complaints, damages, costs, or expenses of any kind or nature whatsoever, that it or they ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, regardless of the relief or remedy, up to the date of this Agreement.  This is meant to be a full and final release of any and all claims that may exist related to the Dispute, the termination of the Supply Agreement by Hospira, or any other matter.

4. Tax Issues.  United-Guardian agrees to assume all tax liabilities, if any, that may result from the settlement payment provided for by this Agreement or that may be assessed by any taxing authority.

5. No Admission of Liability.  This Agreement is not and shall not in any way be construed to be an admission of liability by Hospira, and Hospira specifically denies such liability.

6. Severability.  If any provision of this Agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified to the extent necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law.

7. Non-Disclosure.  The Parties agree to keep the terms and amounts set forth in this Agreement confidential and will not disclose any information about this Agreement to any third party other than their attorneys, accountants, tax advisors, or except as required pursuant to (a) the legal process; (b) regulations and requirements of the (i) U.S. Securities and Exchange Commission; (ii) NYSE or NASDAQ requirements; or (iii) accounting standards promulgated by the Financial Accounting Standards Board.  In the event either party believes a disclosure is required pursuant to subparagraph (a) or (b), such party shall provide the other party with advanced written notice of the proposed disclosure and a reasonable opportunity to consider it.

8. Voluntary Agreement; Interpretation.  Each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Agreement.  The parties are voluntarily entering into this Agreement and neither party, nor its employees, officers, directors, representatives, attorneys or other agents, have made any representations concerning the terms or effects of this Agreement other than those contained in the Agreement itself.  No rule of construction shall apply against any party or in favor of any party.  This Agreement shall be construed as if the parties jointly prepared it, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

9. Complete Agreement.  This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings with respect to the subject matter, whether oral or written, between the parties.

10. Amendment.  This Agreement may not be altered, amended, or modified except in writing signed by both parties.

11. Applicable Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  Any dispute between the Parties in connection with this Agreement shall be resolved by alternative dispute resolution in accordance with the procedure set forth in Exhibit 11.4 to the Supply Agreement.  .

12. Execution of Agreement.  This Agreement may be executed in counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Agreement.  The Agreement, to the extent signed and delivered by means of a facsimile machine or .pdf document, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the originally signed version delivered in person.  At the request of any party hereto, each other party shall re-execute original forms hereof and deliver them to all other parties.

IN WITNESS WHEREOF, the Parties have voluntarily entered into this Settlement Agreement and General Release, effective as of December 31, 2012, and executed on the dates indicated below.

HOSPIRA WORLDWIDE, INC.	UNITED-GUARDIAN, INC.

By: /s/ Kevin D. Orfan	By: /s/ Ken Globus
Its: VP, One2One Contract Manufacturing	Its: President
Services

Date: January 18, 2013	Date: January 18, 2013